SEC File No.: 333-109313
                                     Filed pursuant to Rule 424(b)(3) and 424(c)

                           PROSPECTUS SUPPLEMENT NO. 1
                     (To Prospectus dated December 2, 2004)

                          21st Century Holding Company

                          1,019,608 Redeemable Warrants
                        1,088,808 Shares of Common Stock

      This Prospectus Supplement supplements and amends the Prospectus dated December 2, 2004 (the "Prospectus") relating to the resales from time to time by holders (the "Selling Securityholders") of our Warrants ("Warrants") and Shares ("Shares") of our common stock issuable upon exercise of the Warrants. This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this Prospectus Supplement is February 1, 2006.

                                    OVERVIEW

      The Warrants are listed for trading on the NASDAQ National Market under the symbol "TCHCZ." On January 31, 2006, the closing sales price of the Warrants on the NASDAQ National Market ("NASDAQ") was $5.55 per Warrant. There have not been any reported trades of the Warrants since January 9, 2006 through the date of this Supplement. Each Warrant entitles the holder to purchase one share of our common stock at an exercise price of $12.75 per whole share. On January 31, 2006, the closing sales price of Shares of the Company's common stock on NASDAQ was $18.50 per share.

                             SELLING SECURITYHOLDERS

      The information in the table appearing under the heading "Selling Securityholders" adds information with respect to persons not previously listed in the Prospectus as Selling Securityholders and supersedes information for persons previously listed as Selling Securityholders in the Prospectus. The information below presents information as of January 31, 2006 regarding the Selling Securityholders and the Warrants and the Shares that the Selling Securityholders may offer and sell from time to time under this Prospectus. The table is prepared based on information supplied to us by the Selling Securityholders.

      Although we have assumed for purposes of the table below that the Selling Securityholders will sell all of the Warrants or Shares offered by this Prospectus, no assurances can be given as to the actual number of Warrants or Shares that will be resold by the Selling Securityholders or that will be held by the Selling Securityholders after completion of the resales. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of the Warrants or the Shares in transactions exempt from the registration requirements of the Securities Act since the date the Selling Securityholders provided the information regarding their securities holdings. Information concerning the Selling Securityholders may change from time to time and changed information will be presented in a supplement to the Prospectus and the Prospectus Supplement if and when necessary and required.

      None of the Selling Securityholders has been within the last three years, or is currently, affiliated with the Company. Each Selling Security holder purchased its Warrants together with a 6% subordinated note ("Note") in our September 2004 private offering of Notes and Warrants.

----------------------------------------------------------------------------------------------------------------------
                                                      Ownership of                               Ownership of
                                                       Securities             Number              Securities
                                                     Before Offering        Offered By          After Offering
-----------------------------------------------------------------------       Selling    -----------------------------
Selling Shareholder                                 Number     Percent      Shareholder       Number     Percent
----------------------------------------------------------------------------------------------------------------------
Corsair Capital Partners, LP (1)                    55,947         *           50,588          5,359         *
----------------------------------------------------------------------------------------------------------------------
Corsair Capital Partners 100, LP (1)                 2,169         *            1,961            208         *
----------------------------------------------------------------------------------------------------------------------
Corsair Capital Partners Investors, LTD. (1)         6,940         *            6,275            665         *
----------------------------------------------------------------------------------------------------------------------
Cranshire Capital, LP (1)                           78,431      1.00%          78,431              0         *
----------------------------------------------------------------------------------------------------------------------
Hillson Partners Limited Partnership               261,212      3.20%          78,431        182,781      2.29%
----------------------------------------------------------------------------------------------------------------------
Iroquois Capital LP (1)                             78,431      1.00%          78,431              0         *
----------------------------------------------------------------------------------------------------------------------
Omicron Master Trust                               104,747      1.31%          65,512         39,235         *
----------------------------------------------------------------------------------------------------------------------
Whitebox Convertible Arbitrage Partners, LP        225,619      2.82%         224,619          1,000         *
----------------------------------------------------------------------------------------------------------------------
Pandora Select Partners, LP                         45,131         *           45,131              0         *
----------------------------------------------------------------------------------------------------------------------
Whitebox Intermarket Partners, LP                   33,824         *           33,824              0         *
----------------------------------------------------------------------------------------------------------------------

----------
* Less than 1%.

(1) Includes shares underlying warrants held by certain selling shareholders (each of which is exercisable for one share of common stock) as follows: Corsair Capital Partners, LP, 50,588 warrants; Corsair Capital Partners 100, LP, 1,961 warrants; Corsair Capital Partners Investors, LTD., 6,275 warrants; Cranshire Capital, LP, 78,431 warrants; and Iroquois Capital LP, 78,431 warrants.

      The Selling Securityholders listed above have provided us with additional information regarding the individuals or entities that exercise control over each Selling Securityholder. The proceeds of any sale of Warrants or Shares pursuant to the Prospectus and the Prospectus Supplement will be for the benefit of the individuals that control the selling entity.

      The following is a list of the Selling Securityholders and the entities that may exercise the right to vote or dispose of the shares owned by each Selling Securityholder:

            Jay Petschek, serves as the managing member of Corsair Capital Advisors, LLC, the general partner of Cosair Capital Partners, LP, Cosair Capital Partners 100, LP and Cosair Capital Investors, Ltd. Mr. Petschet exercises sole voting and dispositive power over these securities.

            Mitchell P. Kopin, is the President of Downsview Capital, Inc., the General Partner of Cranshire Capital, L.P. Mr. Kopin has sole voting and dispositive power over the securities held by Cranshire Capital, LP.

            Daniel Abramowitz, is the President of Hillson Financial Management,
Inc., the general partner of Hillson Partners Limited Partnership. Mr. Abramowitz has sole voting and dispositive power over the securities held by Hillson Partners Limited Partnership.

            Joshua Silverman is a partner of Iroquois Capital, LP. Mr. Silverman has sole and voting and dispositive power over the securities held by Iroquois Capital, LP.

            Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"); Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital; and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of December 30, 2005, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling shareholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Omicron and Winchester.

            Mr. Andrew Redleaf is the managing member of the general partner for Whitebox Convertible Arbitrage Partners, LP; Whitebox Intermarket Partners, LP and Pandora Select Partners, LP. and exercises sole voting and dispositive power over the securities held by each of these entities.

                              PLAN OF DISTRIBUTION

      The Selling Securityholders and any pledgees, donees, transferees or other successors in interest of the Selling Securityholders (collectively, all shall be referred to as the "Selling Securityholders") may sell their Warrants and Shares in various ways and at various prices. Some of the methods by which the Warrants and the Shares may be sold include:

      o ordinary brokerage transactions and transactions in which the broker solicits purchasers or makes arrangements for other brokers to participate in soliciting purchasers;

      o     privately negotiated transactions;

      o block trades in which the broker or dealer will attempt to sell the Warrants or Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker or dealer as principal and resale by that broker or dealer for the Selling Securityholder's account under this prospectus on the Nasdaq National Market at prices and on terms then-prevailing in the market;

      o     sales  under  Rule  144,  if  available,   rather  than  using  this
            Prospectus;

      o     a combination of any of these methods of sale; and

      o     any other legally permitted method.

The applicable sales price may be affected by the type of transaction. In addition, this Plan of Distribution, is also updated to include, the exercise of the Warrants by assignees, transferees, purchasers or other successors in interest to the original Selling Securityholders listed in the Prospectus.

      When selling Warrants and/or Shares, the Selling Securityholders intend to comply with the prospectus delivery requirements under the Securities Act, by delivering the Prospectus, this Prospectus Supplement and any other supplements or amendments to these documents to each purchaser. We may file any supplements, amendments or other necessary documents in compliance with the Securities Act that may be required if a Selling Securityholder defaults under any customer agreement with brokers.

      Brokers and dealers may receive commissions or discounts from the Selling Securityholders or, if the broker-dealer acts as agent for the purchaser of the Warrants or Shares, from that purchaser, in amounts to be negotiated. These commissions are not expected to exceed those customary in the types of transactions involved. We cannot estimate at the present time the amount of commissions or discounts, if any, that will be paid by the Selling Securityholders in connection with any sales of the Warrants and/or Shares.

      The  Selling   Securityholders  and  any  broker-dealers  or  agents  that participate with a Selling Securityholders in sales of the Warrants and/or Shares may, in certain instances, be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the Warrants or the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      Under the securities laws of certain states, the Warrants and Shares may be sold in those states only through registered or licensed broker-dealers. In addition, the Warrants and Shares may not be sold unless the Warrants and Shares have been registered or qualified for sale in the relevant state or unless the Warrants and Shares qualify for an exemption from registration or qualification.

      We have agreed to pay all of our out-of-pocket expenses and our professional fees and expenses incident to the registration of the resale of the Warrants and the issuance of the Shares. The Selling Securityholders and other persons participating in any distribution of the Warrants or Shares offered under this Prospectus and this Prospectus Supplement are subject to the applicable requirements of Regulation M promulgated under the Exchange Act in connection with sales of the Warrants and the Shares.


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